Exhibit 11.1

[BF Borgers CPA PC Letterhead]

We consent to (i) the inclusion of our Independent Auditor’s Report dated April 22, 2022 with respect to the financial statements of Cruzani, Inc. (now bowmo, Inc.) as of and for the years ended December 31, 2021 and 2020, (ii) the inclusion of our Independent Auditor’s Report dated July 20, 2022 with respect to the financial statements of the Target as of and for the years ended December 31, 2021 and 2020 and (iii) the reference of our firm as experts in accounting and auditing in the Offering Circular contained in that Regulation A Offering Statement on Form 1-A/A (File No. 024-12049) filed by bowmo, Inc. under the Securities Act of 1933, as amended.

/s/ BF Borgers CPA PC

BF Borgers CPA PC
5400 W. Cedar Avenue
Lakewood, CO 80226

December 7, 2022